                        SUPPLEMENT DATED OCTOBER 7, 2002
                                       TO
                    PROSPECTUSES DATED MAY 1, 2002 OR LATER

This Supplement is intended to be distributed with current prospectuses
(dated May 1, 2002 or later) for certain variable annuity contracts issued by John Hancock Life Insurance Company or John Hancock Variable Life Insurance Company ("Product Prospectuses") and with the prospectus dated May 1, 2002 for the John Hancock Variable Series Trust I ("Variable Series Trust") that accompanies the Product Prospectuses. The variable annuity contracts involved bear the title "ACCOMMODATOR VARIABLE ANNUITY," "ACCOMMODATOR 2000 VARIABLE ANNUITY," "INDEPENDENCE VARIABLE ANNUITY," "INDEPENDENCE PREFERRED VARIABLE ANNUITY," "INDEPENDENCE 2000 VARIABLE ANNUITY,""MARKETPLACE VARIABLE ANNUITY," or "PATRIOT VARIABLE ANNUITY."

This Supplement amends the Product Prospectuses.

Revised Fee Table

     The fund expenses shown in the Product Prospectuses for the Large Cap Growth and Small/Mid Cap CORE/SM/ Funds have changed. The shareholders approved increases in investment management fees for these funds of the Variable Series Trust, effective October 7, 2002. The fee table in the Product Prospectuses does not reflect those increases. Set out below is a supplementary expense table which shows what the affected Fund's expenses would have been had the investment management fee increases been in place for all of 2001:


                                                                                                    Total Fund       Total Fund
                                              Investment    Distribution and   Other Operating      Operating         Operating
                                              Management         Service        Expenses With     Expenses With     Expenses Absent
Fund Name                                         Fee         (12b-1) Fees      Reimbursement     Reimbursement      Reimbursement
---------                                     ----------    ----------------   ---------------    -------------     -------------
JOHN HANCOCK VARIABLE SERIES TRUST I:
Large Cap Growth ............................   0.80%             N/A                0.03%            0.83%             0.83%
Small/Mid Cap CORE/SM/ ......................   1.05%             N/A                0.10%            1.15%             1.40%

Revised Examples

     The following tables revise the examples contained in the Product Prospectuses with respect to the Large Cap Growth and Small/Mid Cap CORE/SM/ investment options. The tables show the current expenses you would pay, directly or indirectly, on a $1,000 investment allocated to a variable investment option, assuming a 5% annual return on assets (but not including any applicable premium taxes or any fees for optional riders). Actual expense may be greater or less than those shown.

     Revised Examples - ACCOMMODATOR

Periodic Premium Deferred Contract - If you "surrender" (turn in) a periodic premium deferred ACCOMMODATOR contract or begin receiving annuity payments under one of its annuity payment options at the end of the applicable time period, you would pay:

                                           1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                           ------   -------   -------   --------
Large Cap Growth                            $ 97      $133      $172      $279
Small/Mid Cap CORE/SM/                      $100      $142      $187      $309


Single Premium Deferred Contract - If you "surrender" (turn in) a single premium deferred ACCOMMODATOR contract or begin receiving annuity payments under one of its annuity payment options at the end of the applicable time period, you would pay:

                                           1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                           ------   -------   -------   --------
Large Cap Growth                            $ 73      $109      $149      $258
Small/Mid Cap CORE/SM/                      $ 76      $119      $164      $290

Single Premium Immediate Contract - Assuming that annuity payments begin at the earliest possible date on a single premium immediate ACCOMMODATOR annuity contract, you would pay:

                                           1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                           ------   -------   -------   --------
Large Cap Growth                            $ 77      $114      $153      $262
Small/Mid Cap CORE/SM/                      $ 81      $123      $169      $293


     Revised Examples - ACCOMMODATOR 2000

     If you "surrender" (turn in) an ACCOMMODATOR 2000 variable annuity contract at the end of the applicable time period, you would pay:

                                           1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                           ------   -------   -------   --------
Large Cap Growth                            $ 98      $134      $169      $248
Small/Mid Cap CORE/SM/                      $102      $144      $185      $281

     If you begin receiving payments under one of our ACCOMMODATOR 2000 annuity payment options at the end of the applicable time period, or if you do not surrender your contract, you would pay:

                                           1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                           ------   -------   -------   --------
Large Cap Growth                            $ 22      $ 67      $115      $248
Small/Mid Cap CORE/SM/                      $ 25      $ 77      $132      $281

     Revised Examples - INDEPENDENCE

     If you "surrender" (turn in) an INDEPENDENCE variable annuity contract at the end of the applicable time period, you would pay:

                                           1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                           ------   -------   -------   --------
Large Cap Growth                            $ 95      $142      $183      $258
Small/Mid Cap CORE/SM/                      $ 98      $152      $199      $290

     If you begin receiving payments under one of our INDEPENDENCE annuity payment options at the end of the applicable time period, or if you do not surrender your contract, you would pay:

                                           1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                           ------   -------   -------   --------
Large Cap Growth                            $ 23      $ 70      $120      $258
Small/Mid Cap CORE/SM/                      $ 26      $ 80      $137      $290

     Revised Examples - INDEPENDENCE PREFERRED

     If you "surrender" (turn in) an INDEPENDENCE PREFERRED variable annuity contract at the end of the applicable time period, you would pay:

                                           1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                           ------   -------   -------   --------
Large Cap Growth                            $ 96      $145      $188      $269
Small/Mid Cap CORE/SM/                      $ 99      $155      $204      $300

     If you begin receiving payments under one of our INDEPENDENCE PREFERRED annuity payment options at the end of the applicable time period, or if you do not surrender your contract, you would pay:

                                           1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                           ------   -------   -------   --------
Large Cap Growth                            $ 24      $ 73      $126      $269
Small/Mid Cap CORE/SM/                      $ 27      $ 83      $141      $300

Revised Examples - INDEPENDENCE 2000

     If you "surrender" (turn in) an INDEPENDENCE 2000 variable annuity contract at the end of the applicable time period, you would pay:

                                           1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                           ------   -------   -------   --------
Large Cap Growth                            $ 86      $115      $147      $258
Small/Mid Cap CORE/SM/                      $ 89      $125      $163      $290

     If you begin receiving payments under one of our INDEPENDENCE 2000 annuity payment options at the end of the applicable time period, or if you do not surrender your contract, you would pay:

                                           1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                           ------   -------   -------   --------
Large Cap Growth                            $ 23      $ 70      $120      $258
Small/Mid Cap CORE/SM/                      $ 26      $ 80      $137      $290

     Revised Examples - MARKETPLACE

     If you "surrender" (turn in) a MARKETPLACE variable annuity contract at the end of the applicable time period, if you begin receiving payments under one of our MARKETPLACE annuity payment options at the end of the applicable time period, or if you do not surrender your contract, you would pay:

                                           1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                           ------   -------   -------   --------
Large Cap Growth                            $ 19      $ 58      $100      $217
Small/Mid Cap CORE/SM/                      $ 22      $ 68      $116      $250

     Revised Examples - PATRIOT

     If you "surrender" (turn in) a PATRIOT variable annuity contract at the end of the applicable time period, you would pay:

                                           1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                           ------   -------   -------   --------
Large Cap Growth                            $ 75      $110      $148      $243
Small/Mid Cap CORE/SM/                      $ 79      $120      $165      $276

     If you begin receiving payments under one of our PATRIOT annuity payment options at the end of the applicable time period, or if you do not surrender your contract, you would pay:

                                           1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                           ------   -------   -------   --------
Large Cap Growth                            $ 21      $ 66      $113      $243
Small/Mid Cap CORE/SM/                      $ 25      $ 75      $129      $276

THE STATEMENT OF ADDITIONAL INFORMATION FOR THE VARIABLE SERIES TRUST WAS UPDATED ON OCTOBER 7, 2002 AND CONTAINS DETAILED INFORMATION ABOUT THE FUNDS MENTIONED ABOVE. BE SURE TO READ THAT STATEMENT OF ADDITIONAL INFORMATION BEFORE SELECTING ANY OF THOSE FUNDS AS AN INVESTMENT OPTION. THE SUPPLEMENT MAY BE OBTAINED BY CALLING 1-800-732-5543.

                        SUPPLEMENT DATED OCTOBER 7, 2002
                                       TO
                    PROSPECTUSES DATED MAY 1, 2002 OR LATER

This Supplement is intended to be distributed with prospectuses dated May 1, 2002 for REVOLUTION ACCESS VARIABLE ANNUITY contracts issued by John Hancock Life Insurance Company ("John Hancock") or John Hancock Variable Life Insurance Company ("JHVLICO") ("Product Prospectuses") and with the prospectus dated May 1, 2002 for the John Hancock Variable Series Trust I ("Variable Series Trust") that accompanies the Product Prospectuses. This Supplement amends the Product Prospectuses.

SUSPENSION OF NEW CONTRACT SALES

     John Hancock and JHVLICO have suspended the issuance of new REVOLUTION ACCESS VARIABLE ANNUITY contracts, effective October 7, 2002.

REVISED FEE TABLE AND EXAMPLES

     The fund expenses shown in the Product Prospectuses for the Large Cap Growth and Small/Mid Cap CORE/SM/ Funds have changed. The shareholders approved increases in investment management fees for these funds of the Variable Series Trust, effective October 7, 2002. The fee table in the Product Prospectuses does not reflect those increases. Set out below is a supplementary expense table that shows what the affected Fund's expenses would have been had the investment management fee increases been in place for all of 2001:

                                                                                              Total Fund            Total Fund
                                 Investment    Distribution and       Other Operating          Operating             Operating
                                 Management         Service            Expenses With         Expenses With         Expenses Absent
Fund Name                           Fee          (12b-1) Fees          Reimbursement         Reimbursement         Reimbursement
---------                        ----------    ----------------       ---------------        -------------         ---------------
JOHN HANCOCK VARIABLE SERIES
  TRUST I:
Large Cap Growth ...............    0.80%             N/A                  0.03%                 0.83%                  0.83%
Small/Mid Cap CORE/SM/ .........    1.05%             N/A                  0.10%                 1.15%                  1.40%

     The following tables revise the examples contained in the Product Prospectuses with respect to Large Cap Growth and Small/Mid Cap CORE/SM/ investment allocations. The tables show the current expenses you would pay, directly or indirectly, on a $1,000 investment allocated to a variable investment option, assuming a 5% annual return on assets (but not including any applicable premium taxes). Actual expense may be greater or less than those shown.

     If you "surrender" (turn in) a REVOLUTION ACCESS All Rider variable annuity contract at the end of the applicable time period, if you begin receiving payments under one of the annuity payment options of a REVOLUTION ACCESS All Rider contract at the end of the applicable time period, or if you do not surrender your contact, you would pay:

                                    1 YEAR    3 YEARS    5 YEARS    10 YEARS
                                    ------    -------    -------    --------
Large Cap Growth                      $34       $103      $175        $364
Small/Mid Cap CORE/SM/                $37       $112      $190        $392

     If you "surrender" (turn in) a REVOLUTION ACCESS No Rider variable annuity contract at the end of the applicable time period, if you begin receiving payments under one of the annuity payment options of a REVOLUTION ACCESS No Rider contract at the end of the applicable time period, or if you do not surrender your contact, you would pay:

                                    1 YEAR    3 YEARS    5 YEARS    10 YEARS
                                    ------    -------    -------    --------
Large Cap Growth                      $22        $67      $115        $248
Small/Mid Cap CORE/SM/                $25        $77      $132        $281

REVISED MARKET VALUE ADJUSTMENT AND CALCULATIONS FOR CONTRACTS ISSUED IN NEW YORK AND FLORIDA

     The market value adjustment described on page 30 in the John Hancock Product Prospectus will NOT apply to death benefits under contracts issued in New York.

     We will also calculate the MVA under a different formula than the formula shown in Appendix A for contracts issued in New York and Florida.

     Here is how the revised Market Value Adjustment works for contracts issued in New York or Florida:

          We compare

               . the guaranteed rate of the guarantee period from which the assets are being taken WITH

               . the guaranteed rate we are currently offering for guarantee periods of the same duration as remains on the guarantee period from which the assets are being taken.

               If the first rate exceeds the second by more than 1/4%, the market value adjustment produces an increase in your contract's value.

               If the first rate does not exceed the second by at least 1/4%, the market value adjustment produces a decrease in your contract's value.

     The factor we will use to compute the revised Market Value Adjustment is expressed by the following formula:

                                        n
                                       --
                                       12
                             1 + g
                       (--------------)   - 1
                        1 + c + 0.0025

          Revisions to Sample Calculations in Appendix A to the Product
     Prospectus

In Sample Calculation 1: Positive Adjustment, the MARKET VALUE ADJUSTMENT is:

                                              60
                                              --
                                              12
                                 1 + 0.08
                11,664 x [(------------------)   - 1] = 413.58
                            1 + 0.07 + 0.0025


The amount withdrawn or transferred (adjusted for market value adjustment) is:

                          $11,664 + $413.58 = $12,077.58
                                             ----------

     In Sample Calculation 2: Negative Adjustment, the MARKET VALUE ADJUSTMENT is:

                                              60
                                              --
                                              12
                                 1 + 0.08
                 11,664 x [(-----------------)   - 1] = -652.18
                            1 + 0.09 + 0.0025

 The amount withdrawn or transferred (adjusted for market value adjustment) is
                         $11,664 - $652.18 = $11,011.82
                                             ----------

     In Sample Calculation 3: Positive Adjustment Limited by Amount of Excess Interest, the MARKET VALUE ADJUSTMENT is:

                                             60
                                             --
                                             12
                                 1 + 0.08
                11,664 x [(-----------------)   - 1] = 1,605.54
                           1 + 0.05 + 0.0025

   Since the market value adjustment exceeds the amount of excess interest of
             $1,055, the actual market value adjustment is $1,055.
                                                           ------

     In Sample Calculation 4: Negative Adjustment Limited by Amount of Excess Interest, the MARKET VALUE ADJUSTMENT is:

                                             60
                                             --
                                             12
                                 1 + 0.08
                11,664 x [(-----------------)  - 1] = -1,142.61
                           1 + 0.10 + 0.0025

   Since the market value adjustment exceeds the amount of excess interest of
             $1,055, the actual market value adjustment is -$1,055.
                                                           -------

UNAVAILABLE RIDERS

..    The earnings enhancement death benefit rider is not available for contracts issued in New York.

..    The accumulated value enhancement rider is not available for contracts issued in Florida and New York.

..    The guaranteed retirement income benefit rider is not available for contracts issued in New York.

MODIFIED ENHANCED DEATH BENEFIT RIDER IN NEW YORK

     The charge and the benefit for the enhanced death benefit rider differs in New York from that described in the Product Prospectus. Under the rider available in New York, we will pay an enhanced death benefit (in lieu of the standard death benefit) that is the greater of (i) the highest total value of your contract as of any anniversary of your contract during the rider's measuring period, plus any premium payments you have made since that anniversary, minus any withdrawals you have taken since that anniversary or (ii) the total value of your contract as of the date we receive proof of death. The monthly charge for this rider is 1/12th of an annual percentage equal to 0.15% of your contract's total value. For a more complete description of the terms and conditions of this benefit, you should refer directly to the rider. We will provide you with a copy on request. This rider (and related charges) will terminate on the contract's date of maturity, upon your surrendering the contract, or upon your written request that we terminate it.

THE STATEMENT OF ADDITIONAL INFORMATION FOR THE VARIABLE SERIES TRUST WAS UPDATED ON OCTOBER 7, 2002 AND CONTAINS DETAILED INFORMATION ABOUT THE FUNDS MENTIONED ABOVE. BE SURE TO READ THAT STATEMENT OF ADDITIONAL INFORMATION BEFORE SELECTING ANY OF THOSE FUNDS AS AN INVESTMENT OPTION. THE SUPPLEMENT MAY BE OBTAINED BY CALLING 1-800-732-5543.

                        SUPPLEMENT DATED OCTOBER 7, 2002
                                       TO
                    PROSPECTUSES DATED MAY 1, 2002 OR LATER

This Supplement is intended to be distributed with current prospectuses (dated May 1, 2002 or later) for certain variable annuity contracts issued by John Hancock Life Insurance Company or John Hancock Variable Life Insurance Company ("Product Prospectuses") and with the prospectus dated May 1, 2002 for the John Hancock Variable Series Trust I ("Variable Series Trust") that accompanies the Product Prospectuses. The variable annuity contracts involved bear the title "REVOLUTION EXTRA VARIABLE ANNUITY" or "REVOLUTION VALUE VARIABLE ANNUITY."

This Supplement amends the Product Prospectuses.

Revised Fee Table

The fund expenses shown in the Product Prospectuses for the Large Cap Growth and Small/Mid Cap CORE/SM/ Funds have changed. The shareholders approved increases in investment management fees for these funds of the Variable Series Trust, effective October 7, 2002. The fee table in the Product Prospectuses does not reflect those increases. Set out below is a supplementary expense table that shows what the affected Fund's expenses would have been had the investment management fee increases been in place for all of 2001:

                                                                                           Total Fund           Total Fund
                                    Investment    Distribution and    Other Operating       Operating            Operating
                                    Management        Service          Expenses With      Expenses With       Expenses Absent
Fund Name                              Fee         (12b-1) Fees        Reimbursement      Reimbursement        Reimbursement
---------                           ----------    ----------------    --------------      -------------       ---------------
JOHN HANCOCK VARIABLE SERIES
  TRUST I:
Large Cap Growth .................    0.80%             N/A                0.03%              0.83%                0.83%
Small/Mid Cap CORE/SM/ ...........    1.05%             N/A                0.10%              1.15%                1.40%

Revised Examples

The following tables revise the examples contained in the Product Prospectuses with respect to Large Cap Growth and Small/Mid Cap CORE/SM/ investment allocations. The tables show the current expenses you would pay, directly or indirectly, on a $1,000 investment allocated to a variable investment option, assuming a 5% annual return on assets (but not including any applicable premium taxes). Actual expense may be greater or less than those shown.

Revised Examples - REVOLUTION EXTRA

     If you "surrender" (turn in) a REVOLUTION EXTRA All Rider variable annuity contract at the end of the applicable time period, you would pay:

                                       1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                       ------   -------   -------   --------
Large Cap Growth .....................   $98      $171      $237      $381
Small/Mid Cap CORE/SM/ ...............  $102      $181      $253      $411

     If you begin receiving payments under one of the annuity payment options of a REVOLUTION EXTRA All Rider contract at the end of the applicable time period, or if you do not surrender your contract, you would pay:

                                       1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                       ------   -------   -------   --------
Large Cap Growth .....................   $35      $108      $183      $381
Small/Mid CapCORE/SM/ ................   $39      $118      $199      $411

     If you "surrender" (turn in) a REVOLUTION EXTRA No Rider variable annuity contract at the end of the applicable time period, you would pay:

                                       1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                       ------   -------   -------   --------
Large Cap Growth .....................   $86      $133      $170      $257
Small/Mid Cap CORE/SM/ ...............   $89      $143      $188      $290

     If you begin receiving payments under one of the annuity payment options of a REVOLUTION EXTRA No Rider contract at the end of the applicable time period, or if you do not surrender your contract, you would pay:

                                       1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                       ------   -------   -------   --------
Large Cap Growth .....................   $23       $70      $119      $257
Small/Mid Cap CORE/SM/ ...............   $26       $80      $136      $290

Revised Examples - REVOLUTION VALUE

     If you "surrender" (turn in) a REVOLUTION VALUE All Rider variable annuity contract at the end of the applicable time period, you would pay:

                                       1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                       ------   -------   -------   --------
Large Cap Growth .....................   $97      $149      $204      $368
Small/Mid Cap CORE/SM/ ...............  $100      $159      $219      $397

     If you begin receiving payments under one of the annuity payment options of a REVOLUTION VALUE All Rider contract at the end of the applicable time period, or if you do not surrender your contract, you would pay:

                                       1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                       ------   -------   -------   --------
Large Cap Growth .....................   $34      $104      $177      $368
Small/Mid Cap CORE/SM/ ...............   $37      $114      $192      $397

     If you "surrender" (turn in) a REVOLUTION VALUE No Rider variable annuity contract at the end of the applicable time period, you would pay:

                                       1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                       ------   -------   -------   --------
Large Cap Growth .....................   $85      $112      $142      $248
Small/Mid Cap CORE/SM/ ...............   $88      $122      $158      $281

     If you begin receiving payments under one of the annuity payment options of a REVOLUTION VALUE No Rider contract at the end of the applicable time period, or if you do not surrender your contract, you would pay:

                                       1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                       ------   -------   -------   --------
Large Cap Growth .....................   $22       $67      $115      $248
Small/Mid Cap CORE/SM/ ...............   $25       $77      $132      $281

THE STATEMENT OF ADDITIONAL INFORMATION FOR THE VARIABLE SERIES TRUST WAS UPDATED ON OCTOBER 7, 2002 AND CONTAINS DETAILED INFORMATION ABOUT THE FUNDS MENTIONED ABOVE. BE SURE TO READ THAT STATEMENT OF ADDITIONAL INFORMATION BEFORE SELECTING ANY OF THOSE FUNDS AS AN INVESTMENT OPTION. THE SUPPLEMENT MAY BE OBTAINED BY CALLING 1-800-732-5543.